UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2011

 AMERICAN POWER CORP.
 (Exact Name of Registrant as Specified in Charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

000-53683 (Commission File Number)	26-0693872 (IRS Employer Identification Number)

16 Market Square Centre
1400 16th Street, Suite 400
Denver – CO 80202
Tel: 720.932.8389
Fax: 720.222.5151
(Address of principal executive offices)

 Copies to:
JPF Securities Law, LLC
Box 523
East Granby, CT 06026
Phone: (646) 807-9094
Fax: (980) 422-0334

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits

Item 1.01 Entry into a Material Definitive Agreement

On January 28, 2011, American Power Corp. (the “Company” or the “Registrant”) entered into an Engagement Agreement (the “Agreement”) with Gryphon Partners Canada, Inc (“Gryphon). Pursuant to the Agreement, Gryphon shall provide financial and other investment banking advice to the Company in the context of evaluating and entering into a transaction in order to advance the Company’s PACE Coal Project in Montana, including by way of strategic partnership, joint venture, sale of all or part of the asset, strategic financing or other transaction (collectively, the “Transaction”).

The Company has agreed to pay Gryphon a work fee of $15,000 per month provided that they are carrying out the responsibilities enumerated in the Agreement under the Responsibilities and Services section. Accordingly, the cumulative gross amount of the Work Fee paid to Gryphon in connection with the Transaction shall be credited back to the Company and deducted from the proceeds of the Transaction payable to Gryphon at the time of closing of the Transaction.

Upon closing of the Transaction, a Transaction Fee equal to 1.50% of the Transaction Value shall be payable to Grypon, subject to a minimum Transaction Fee of $750,000. In the event that the Transaction is not completed and a break fee or termination fee (the “Break Fee”) is paid to the Company or a Company Affiliate, the Company shall pay to Gryphon the lesser of an amount equal to 20% of such Break Fee or $750,000.

Pursuant to the Agreement, the Company shall reimburse Gryphon for all reasonable out-of-pocket expenses not to exceed $50,000, including but not limited to travel and communication expenses, database service expenses, courier charges, the reasonable fees and disbursements of its counsel and any other advisors retained by Gryphon with the consent of the Company, such consent not to be unreasonably withheld.

The Agreement shall terminate on the earlier of, the completion of the Transaction or six (6) months from the signing of the Agreement, unless extended by mutual agreement of the parties in writing.

An executed copy of the Engagement Agreement is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1 – Engagement Agreement with Gryphon Partners

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Power Corp.

DATED: January 28, 2011	By:	/s/ Alvaro Valencia
Alvaro Valencia, Director, CEO, President